Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED SEPTEMBER 2, 2014
TO THE PROSPECTUS DATED MARCH 31, 2014

This supplement No. 12 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No.12 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose the recent share pricing information.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2014, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class M-I (1)
August 1, 2014	$10.44	$10.47	$10.48
August 4, 2014	$10.45	$10.47	$10.48
August 5, 2014	$10.45	$10.48	$10.48
August 6, 2014	$10.44	$10.47	$10.48
August 7, 2014	$10.44	$10.47	$10.48
August 8, 2014	$10.44	$10.47	$10.48
August 11, 2014	$10.45	$10.48	$10.48
August 12, 2014	$10.45	$10.48	$10.48
August 13, 2014	$10.44	$10.47	$10.48
August 14, 2014	$10.44	$10.47	$10.48
August 15, 2014	$10.44	$10.48	$10.48
August 18, 2014	$10.44	$10.47	$10.48
August 19, 2014	$10.44	$10.47	$10.48
August 20, 2014	$10.44	$10.47	$10.48
August 21, 2014	$10.44	$10.48	$10.48
August 22, 2014	$10.44	$10.48	$10.48
August 25, 2014	$10.45	$10.48	$10.49
August 26, 2014	$10.45	$10.48	$10.49
August 27, 2014	$10.45	$10.49	$10.49
August 28, 2014	$10.45	$10.49	$10.49
August 29, 2014	$10.45	$10.49	$10.50

(1) Shares of Class A-I, Class M-I and Class D common stock are currently being offered pursuant to a private placement offering. No shares of Class A-I or Class D are issued and outstanding. The purchase price for the initial sale of either of these classes will be equal to the NAV per share for our Class M shares of common stock, as is determined on the day the initial subscriptions are processed and accepted, plus applicable selling commissions.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.